Exhibit 5.1

Phone:	(215) 569-5500
Fax:	(215) 569-5555

September 30, 2009

Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, Pennsylvania 17111

Re:	Metro Bancorp, Inc.
Offering of Common Stock

Gentlemen and Ladies:

We have acted as counsel to Metro Bancorp, Inc., a Pennsylvania (the “Company”), in connection with the public offering of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).  The Common Stock is being sold pursuant to the terms of the Underwriting Agreement, dated September 24, 2009 (the “Underwriting Agreement”), between the Company and Sandler O’Neill & Partners, L.P., as representative of the several underwriters listed in Schedule A thereto (the “Underwriters”).  The Underwriting Agreement provides for the purchase by the Underwriters of: (a) 6,250,000 shares of Common Stock to be issued and sold by the Company (the “Initial Securities”) and (b) at the option of the Underwriters, up to 625,000 additional shares of Common Stock to cover over-allotments, if any (the “Option Securities” and, collectively with the Initial Securities, the “Securities”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined: (a)  the Registration Statement on Form S-3 (Registration No. 333-161114) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating, in part, to the registration of the Securities, as it was filed on August 6, 2009, as it was amended on September 4, 2009 and as it became effective on September 8, 2009 (such Registration Statement, including the exhibits and any schedules thereto, the documents incorporated or deemed incorporated by reference therein through the date hereof being hereinafter referred to as the “Registration Statement”), (b) the prospectus of the Company dated September 8, 2009  (the “Base Prospectus”), as supplemented by the prospectus supplement, dated September 24, 2009 relating to the Securities, as filed with the Commission in final form on September 25, 2009 pursuant to Rule 424(b)(4) under the Securities Act (such Base Prospectus and prospectus supplement, including the documents incorporated or deemed incorporated by reference therein through the date hereof, being hereinafter referred to as the “Prospectus”), (c) the Prospectus in preliminary form as filed with the Commission on September 22, 2009 pursuant to Rule 424(b)(3) under the Securities Act, (d) the free writing prospectus relating to the Securities dated September 21, 2009 and filed with the Commission pursuant to Rule 433 under the Securities Act, (e) the Underwriting Agreement, (f) Certified Articles of Incorporation of the Company, dated as of a recent date, from the Secretary of the Commonwealth of Pennsylvania,  (g) Bylaws of the Company, (h) certificates of officers of the Company dated as of September 30, 2009, (i) certificates of governmental officials, and (j) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

September 30, 2009

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have not performed any independent investigation other than the document examination described. As to any facts material to our opinions, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted in (a) through (j) above (including the representations, warranties, covenants and agreements of the Company given in, pursuant to or in connection with the agreements, instruments, certificates, documents and records noted in (a) through (j) above). We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.  In rendering this opinion we have assumed that 6,532,409 shares of the Company's Common Stock are outstanding. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon and subject to the foregoing, we are of the opinion that the Securities (including up to 625,000 shares of Common Stock if the Underwriters exercise their over-allotment option), to be sold by the Company, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Validity of Common Stock” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP